Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill, Sr. Manager, Corp Dev and IR	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Partner Viking Therapeutics Announces Closing of Initial Public Offering

SAN DIEGO (May 5, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) partner Viking Therapeutics, Inc. (NASDAQ: VKTX) announced that it had closed its initial public offering (the “Viking IPO”) of 3,000,000 shares of its common stock at an initial offering price to the public of $8.00 per share. Viking granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the same price to cover over-allotments, if any. The shares are trading on the Nasdaq Capital Market under the ticker symbol “VKTX”.

In connection with the pricing of the Viking IPO, the Company purchased 1,125,000 shares of Viking common stock for an aggregate price of $9.0 million at the price offered to the public. In addition, pursuant to the Master License Agreement, dated May 21, 2014 (as amended, the “Master License Agreement”) by and between the Company, Metabasis Therapeutics, Inc., a wholly-owned subsidiary of the Company, and Viking, the Company received 3,427,859 million shares of Viking common stock on closing of the Viking IPO, subject to adjustment in the event the underwriters exercise their option to purchase additional shares to cover over-allotments, if any. As of the closing date, the Company owned an aggregate of 49.9% of Viking, based on the shares of outstanding Viking common stock at the closing of the Viking IPO.

As a result of the Viking IPO, the Company will make a cash payment to the holders of contingent value rights under the TR Beta Contingent Value Rights Agreement, dated January 27, 2010 (as amended, the “TR Beta CVR”) and the General Contingent Value Rights Agreement, dated January 27, 2010 (as amended, and together with the TR Beta CVR, the “CVR Agreements”). Pursuant to the CVR Agreements, the Company estimates that the aggregate cash payment will be approximately $3.3 million, subject to adjustment in the event the underwriters exercise their option to purchase additional shares to cover over-allotments, if any. The payment is expected to be made on or about January 1, 2016.

Ligand will provide a summary of the accounting impact of this offering by June 30, 2015.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including

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Novartis, Amgen Inc., Merck, Pfizer, Baxter International and Eli Lilly & Co. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Company’s ownership percentage in Viking; shares of Viking common stock to be received in the event the underwriters exercise their option to purchase additional shares to cover over-allotments, if any; the timing and amount of the payment to be made to holders of contingent value rights. Actual events or results may differ from our expectations. For example, the cash payment to CVR holders is subject to adjustment based on Ligand’s reasonable expenses in connection with the Master License Agreement and Viking IPO and there can be no assurance that the final payment amount will be the same as the estimated amount. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public current and periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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